       1                                          Exhibit 99


AT&T CONFIRMS MERGER AGREEMENT OF AT&T CAPITAL CORPORATION

FOR RELEASE THURSDAY, JUNE 6, 1996
     NEW YORK -- AT&T today confirmed that its leasing subsidiary, AT&T Capital Corporation, has entered a definitive merger agreement with a consortium expected to consist of certain members of AT&T Capital's management; GRS Holding Company Ltd., which owns a rail-leasing company in the U.K.; and Babcock & Brown, a San Francisco-based leasing-, asset- and project-financing advisory firm, for $45 a share, or approximately $2.2 billion. Financing for the consortium is being arranged by the London-based Nomura International plc, a wholly owned subsidiary of The Nomura Securities Co., Ltd., one of the world's leading investment banks.
     AT&T, which holds 86 percent of AT&T Capital, is a party to and has executed the merger agreement, along with a written consent, to transfer AT&T Capital to the consortium. The merger valuation is based on nearly 47 million shares and more than 2.2 million options of AT&T Capital outstanding, which include the 14-percent interest held by minority stockholders.
     "The merger agreement for AT&T Capital achieves another significant milestone in our strategic restructuring," said AT&T Chairman Robert E. Allen. "It's good for shareowners and employees, and it shows that our overall restructuring plan is on track.
     "I'm particularly delighted with this outcome because it means that AT&T Capital will remain intact, led by an excellent management team and employees who have served AT&T superbly for more than a decade."
     Allen announced plans last September to divest AT&T Capital as part of the strategic restructuring undertaken so that AT&T's communications services, systems and technology, computer and leasing businesses could take maximum advantage of opportunities in their respective markets and serve their customers well.
     In addition to the proposed merger of AT&T Capital, AT&T concluded the largest initial public offering in the United States when 17.6 percent of Lucent Technologies, the systems and technology company, was sold to the public in April for about $3 billion. AT&T plans to spin off the remainder of Lucent and NCR Corp., the computer company, to AT&T shareowners later this year.
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